Exhibit 99.1

Royal Gold Reports a Strong Finish to Calendar 2022 with Solid Operating and Financial Results for the Fourth Quarter of 2022

DENVER, COLORADO. FEBRUARY 15, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $239.0 million, or $3.63 per share, for the year ended December 31, 2022, on revenue of $603.2 million and operating cash flow of $417.3 million. Adjusted net income[1] was $226.1 million, or $3.43 per share.

For the quarter ended December 31, 2022 (“fourth quarter”), net income of $56.4 million, or $0.86 per share, was reported on revenue of $163.0 million and operating cash flow of $101.0 million. Adjusted net income[1] was $59.7 million, or $0.91 per share.

Production volume of 335,100 GEOs[2] for 2022 was within the guidance range of 315,000 to 340,000 GEOs. On a comparable basis, at previously-provided guidance prices[3] and after excluding the contribution of royalty ounces for transactions completed during 2022[4], production volume for 2022 was within the top half of the the guidance range at approximately 333,700 GEOs.

“Our solid fourth quarter results capped off another very successful year for Royal Gold,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We manage our business adhering to a long term strategy that considers adding growth by acquiring high quality assets, funding that growth with limited equity dilution, maintaining a strong balance sheet and liquidity, and increasing our capital return to shareholders. Our activities in 2022 were consistent with that strategy, with several notable achievements:

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We added high-quality and long life assets to the portfolio with the acquisition of additional royalty interests at the Cortez Complex and a royalty on the Great Bear project.
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We grew our exposure to the Khoemacau project by increasing our silver stream from 90% to 100% of payable silver.
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We funded our acquisitions and investments using cash on hand and our revolving credit facility and did not dilute shareholders by issuing equity.
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We ended the year with total liquidity of approximately $550 million.
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We raised our dividend for the 22nd consecutive year and were added to the S&P High Yield Dividend Aristocrats Index.

Our portfolio also performed well in 2022. Despite the expected fall in GEO production, we achieved our GEO guidance and we saw mine life extensions at Mount Milligan and Rainy River, as well as advances at

2022 Highlights:

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Revenue of $603.2 million, operating cash flow of $417.3 million, and earnings of $239.0 million
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Revenue split: 73% gold, 11% silver, 12% copper
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Production volume of 335,100 GEOs, within the guidance range of 315,000-340,000 GEOs[4]
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Acquired two royalties on the world-class Cortez Complex in Nevada
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Acquired royalty on the emerging Great Bear project in Ontario
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Khoemacau stream rate increased to 100% of payable silver
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Achieved full repayment of advance stream deposit at Mount Milligan in British Columbia
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Added to S&P High Yield Dividend Aristocrats Index
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Issued inaugural ESG Report

Fourth Quarter 2022 Highlights:

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Increased dividend for the 22nd consecutive year to $1.50 per share, a 7% increase over the prior year
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Updated Mount Milligan life of mine plan extends life to 2033
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Acquired Idaho Royalty on the Cortez Complex
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Khoemacau achieved target production rate

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 2022 actual volume was approximately 336,600 GEOs at commodity price assumptions used to set 2022 guidance of: $1,800/oz gold, $22.50/oz silver, $4.25/lb copper, $8.50/lb nickel, $0.95/lb lead, $1.25/lb zinc.

4 Approximately 3,000 GEOs were produced from the Cortez Complex royalty interests acquired in 2022, which were not included in the 315,000 to 340,000 GEO guidance range.

several other projects within the portfolio that are expected to provide further organic growth in the near to medium term. Our margins remained strong throughout the year, and our unique business model continued to provide shareholders with precious metal leverage without direct exposure to cost inflation.”

Recent Portfolio Developments

Principal Property Updates

Khoemacau Achieves Ramp-Up to Target Production

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), at the Khoemacau project in Botswana, the ramp-up of operations to the target production rate of 3.65 million tonnes per annum (10,000 tonnes per day) was achieved in December 2022, with mining operations continuing at nameplate capacity through January 2023. KCM also reported that all key operating and cost parameters are in line with expectations.

KCM continues to expect that Khoemacau will produce an average of 155,000 to 165,000 tonnes of high-grade copper and silver concentrate per year from Zone 5, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver per year over an approximate 20-year mine life.

Plant Expansion Project in Commissioning Phase and Significant Reserve Addition at Pueblo Viejo

On February 15, 2023, Barrick Gold Corporation (“Barrick”) reported continued progress on the plant expansion and mine life extension project at Pueblo Viejo in the Dominican Republic.

With respect to the plant expansion, Barrick reported that processing of first ore and commissioning of the new plant infrastructure is expected to be substantially complete during the first quarter of 2023. With respect to the mine life extension, Barrick disclosed that social, environmental and technical studies for the additional tailings storage capacity continued to advance, and an Environmental and Social Impact Assessment (“ESIA”) for the proposed new Naranjo tailings storage facility (“TSF”) had been submitted to the relevant authorities in the fourth quarter. Barrick expects the Government of the Dominican Republic’s decision on the ESIA during the first half of 2023.

Barrick also reported that a pre-feasibility study on the Naranjo TSF was completed during the fourth quarter, which allowed the addition of 6.5 million ounces of attributable proven and probable reserves (60% basis), net of depletion, and extend the mine life beyond 2040. Barrick further reported that drilling and site investigation continues to allow for a feasibility level design by the end of 2023.

Silver stream deliveries were approximately 337,900 ounces for the fourth quarter compared to 316,000 ounces for the prior year quarter. Deliveries during the fourth quarter included approximately 17,700 ounces of deferred silver. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. The stream agreement terms include a fixed 70% silver recovery rate. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred with deferred ounces to be delivered in future periods as silver recovery allows. As of December 31, 2022, approximately 513,000 ounces remain deferred, and the timing for the delivery of the entire deferred amount is uncertain.

Barrick expects gold production of 470,000 to 520,000 ounces in 2023 from its 60% interest in Pueblo Viejo. Royal Gold’s stream interests are applicable to production from Barrick’s interest at Pueblo Viejo.

Maiden Reserve Declared at Robertson and Continued Permitting Progress at Goldrush within the Cortez Complex in Nevada

On February 9, 2023, Barrick reported a maiden proven and probable reserve of 1.6 million ounces (100% basis) grading 0.46 grams per tonne at the Robertson open pit project after the completion of a pre-feasibility study. According to Barrick, this will be a key source of oxide mill feed in the Cortez Complex mine plan.

On February 15, 2023, Barrick reported continued progress on permitting activities at the Goldrush project, with the Record of Decision expected to be issued by the end of the first half of 2023. Barrick also reported that mine development and test stoping at Goldrush has continued at the Redhill zone where dewatering is not required, and development continues on exploration drifts above the Goldrush orebody to facilitate future underground drilling platforms.

Additionally, Barrick reported that successful resource definition drilling at Robertson and Goldrush supports the potential for future reserve growth.

Barrick expects gold production of 580,000 to 650,000 ounces in 2023 from its 61.5% interest in the Cortez Complex, implying total production of approximately 940,000 to 1,060,000 ounces from the Cortez Complex.

Portfolio Additions

Acquisition of Additional Royalty Interest on World-Class Producing Cortez Complex in Nevada

On December 29, 2022, the Company acquired two portions of a gross smelter return royalty (the “Idaho Royalty”) that together cover a large area including the Cortez mine operational area and the entirety of the Fourmile development project in Nevada (the “Cortez Complex”) from certain holders who are successors in interest to Idaho Mining Corporation for cash consideration of $204.1 million. The area within the Cortez Complex is owned or controlled by Nevada Gold Mines LLC, a joint venture between Barrick and Newmont Corporation, with the exception of the Fourmile development project which is 100% owned and operated by Barrick.

The Idaho Royalty comprises an approximate 0.24% gross royalty that covers areas including the Pipeline and Crossroads deposits and an approximate 0.45% gross royalty that covers areas including the Cortez Hills, Goldrush, Fourmile and Robertson deposits. The Idaho Royalty is life of mine, not subject to any stepdowns or caps, and has no applicable deductions. The purchase price was funded with available capacity on the revolving credit facility and cash on hand.

The economic effective date for the transaction was December 1, 2022, and revenue of $0.7 million on production of approximately 116,000 ounces attributable to the royalty was recognized in the fourth quarter of 2022. The Idaho Royalty is payable monthly and Royal Gold received the first payment for December production in January, 2023.

Other Property Updates

Recent notable updates as reported by the operators of other select portfolio assets include:

Producing Properties

Wassa (10.5% gold stream): Chifeng Gold (“Chifeng”) advised that 2022 gold production at the Wassa mine in Ghana was 171,000 ounces, slightly above the guidance range of 155,000 to 170,000 ounces due to supplementing underground production with ore from surface sources. Chifeng expects 2023 gold production from Wassa of approximately 180,000 ounces.

Xavantina (formerly “NX Gold”) (25% gold stream): Ero Copper Corp. (“Ero”) reported record 2022 gold production of 42,669 ounces at the Xavantina mine in Brazil, above the high end of the guidance range of 39,000 to 42,000 ounces, driven by higher processed tonnes. Ero provided 2023 gold production guidance of 50,000 to 53,000 ounces with production from the Matinha vein expected to start in the second half of 2023.

King of the Hills (1.5% NSR royalty): Red 5 Limited reported that commercial production at the King of the Hills (“KOTH”) gold project in Western Australia was reached on December 16, 2022. Total expected production from KOTH is 90,000 to 105,000 ounces for the first half of 2023, although not all of this production is expected to be covered by the Company’s royalty.

Ruby Hill (3% NSR royalty): i-80 Gold Corp. announced the discovery of a new gold horizon, the “007 Zone,” and additional high-grade drill results that continue to demonstrate the potential to expand mineralization in the Ruby Deeps deposit at the Ruby Hill Property in Nevada.

Red Chris (1% NSR royalty): Newcrest Mining Limited (“Newcrest”) reported that the block cave feasibility study for the Red Chris mine in British Columbia is now expected in the second half of 2023. Newcrest also reported that the exploration decline had progressed to 2.7km as of January 18, 2023, and drilling at the East Ridge target is continuing and expected to be completed by the second quarter of 2023.

Development and Evaluation Properties

Great Bear (2% NSR royalty): Kinross Gold Corporation (“Kinross”) announced a maiden resource of 5 million ounces of gold (2.7 million ounces Indicated, 2.3 million ounces Inferred) at the Great Bear project in Ontario based on drilling to an approximate depth of 500 meters. Kinross expects 2023 activity to include drilling at depth, along strike and on parallel structures to support engineering studies and permitting activities.

Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) announced receipt of the final approval required for construction of the processing plant at the Bellevue Gold project in Western Australia. Bellevue is targeting first gold in the second half of 2023, with 180,000 to 200,000 ounces produced in the first 12 months of commercial production.

Mara Rosa (1.0% NSR royalty and 1.75% NSR royalty on gold): Hochschild Mining PLC (“Hochschild”) announced on January 31, 2023, that the Mara Rosa project in Brazil is advancing according to schedule with total project progress at 50% and detailed engineering 96% complete. Hochschild expects first production in the first half of 2024.

Manh Choh (3% NSR royalty and 28% NSR royalty on silver): Contango Ore Inc. (“Contango”), the 30% joint venture partner at the Manh Choh project, provided an overview of the 2023 work plan on January 27, 2023, indicating that early works are underway, the mining permit is expected by April 2023, ore stockpiling is expected in the third quarter of 2023 and production is targeted for 2024.

2022 Overview

For the year ended December 31, 2022, the Company recorded net income attributable to Royal Gold stockholders of $239.0 million, or $3.64 per basic share and $3.63 per diluted share, as compared to net income of $274.0 million, or $4.17 per basic and diluted share, for the year ended December 31, 2021. The decrease in net income was primarily due to lower revenue and higher interest expense as a result of a higher outstanding balance and interest rates under the revolving credit facility as compared to the prior period. This decrease was partially offset by a decrease in income tax expense as discussed in further detail below.

For the year ended December 31, 2022, the Company recognized total revenue of $603.2 million, which is comprised of stream revenue of $417.8 million and royalty revenue of $185.4 million, at an average gold price of $1,800 per ounce, an average silver price of $21.73 per ounce and an average copper price of $3.99 per pound, compared to total revenue of $653.6 million, which is comprised of stream revenue of $436.3 million and royalty revenue of $217.3 million, at an average gold price of $1,799 per ounce, an average silver price of $25.14 per ounce and an average copper price of $4.23 per pound, for the year ended December 31, 20215.

The decrease in total revenue for the year ended December 31, 2022, compared with year ended December 31, 2021, resulted primarily from lower gold sales at Andacollo, lower gold and silver sales at Pueblo Viejo and lower gold production at Cortez and Peñasquito. These decreases were partially offset by an increase in gold sales at Mount Milligan and Xavantina, higher silver sales at Khoemacau, and $5.2 million of revenue from the newly-acquired royalties at Cortez, as compared to the prior period.

Cost of sales decreased to $94.6 million for the year ended December 31, 2022, from $98.5 million for the year ended December 31, 2021. The decrease was primarily due to a decrease in gold sales at Andacollo and a decrease in gold and silver sales at Pueblo Viejo as compared to the prior period. This decrease was partially offset by an increase in gold sales at Mount Milligan when compared to the prior period. Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $34.6 million for the year ended December 31, 2022, from $29.3 million for the year ended December 31, 2021. The increase was primarily due to higher employee related costs and non-cash stock compensation expense.

Depreciation, depletion and amortization decreased to $178.9 million for the year ended December 31, 2022, from $189.0 million for the year ended December 31, 2021. The decrease was primarily due to lower depletion rates at Mount Milligan compared to the prior period. This decrease was partially offset by additional depletion from Khoemacau which produced first deliveries in the September 30, 2021 quarter.

During the year ended December 31, 2022, the Company recognized an impairment loss of $4.3 million on the carrying value of a non-principal exploration stage royalty due to new legal information received.

The Company recognized a loss in fair value changes in equity securities of $1.5 million for the year ended December 31, 2022, compared to a gain in fair value changes in equity securities of $2.5 million for the year ended December 31, 2021.

Interest and other expense increased to $17.2 million for the year ended December 31, 2022, from $5.8 million for the year ended December 31, 2021. The increase in the current period was primarily attributable to increased interest expense as a result of higher average amounts outstanding under the revolving credit facility and higher interest rates when compared to the prior period.

Income tax expense was $32.9 million for the year ended December 31, 2022, as compared to $53.2 million for the year ended December 31, 2021, which resulted in an effective tax rate of 12.1% in the current period as compared to 16.2% in the prior period. The effective tax rate for the year ended December 31, 2022, was primarily impacted by the release of a valuation allowance on certain foreign deferred tax assets. The effective tax rate for the year ended December 31, 2021, was impacted by the release of uncertain tax positions resulting from a settlement agreement with a foreign tax authority

5 Average prices are based on averages of the following market prices: the London Bullion Market Association (“LBMA”) PM fixing prices in U.S. dollars for gold, the LBMA daily fixing prices in U.S. dollars for silver, and the London Metals Exchange (“LME”) settlement prices for copper.

and a change in estimates, partially offset by a foreign tax rate adjustment resulting in a revaluation of certain deferred tax assets.

Net cash provided by operating activities totaled $417.3 million for the year ended December 31, 2022, compared to $461.9 million for the year ended December 31, 2021. The change was primarily due to a $35.9 million decrease in cash proceeds received from the Company’s stream and royalty interests, net of cost of sales, compared to the prior period.

Net cash used in investing activities totaled $922.9 million for the year ended December 31, 2022, compared to net cash used in investing activities of $417.0 million for the year ended December 31, 2021. The increase over the prior period was primarily due to the Great Bear Royalties Corporation, Rio Tinto Royalty and Idaho Royalty acquisitions.

Net cash provided by financing activities totaled $480.6 million for the year ended December 31, 2022, compared to net cash used in financing activities of $283.2 million for the year ended December 31, 2021. The change was primarily due to an increase in the debt outstanding for the year ended December 31, 2022, that was used to fund acquisitions of new royalty interests at Cortez and the Great Bear project compared to the prior period.

At December 31, 2022, the Company had working capital of $122.2 million, including $118.6 million of cash and equivalents. This compares to working capital of $154.6 million, including $143.6 million of cash and equivalents at December 31, 2021. The decrease in working capital was primarily attributable to the acquisition of royalty and stream interests during the year ended December 31, 2022.

During the year ended December 31, 2022, liquidity needs were met from $417.3 million in net cash provided by operating activities and available cash resources, including $575 million of net borrowing under the revolving credit facility.

Fourth Quarter 2022 Overview

In the fourth quarter, the Company recorded net income and comprehensive income attributable to Royal Gold stockholders of $56.4 million, or $0.86 per basic and diluted share, as compared to net income of $68.2 million, or $1.04 per basic and diluted share, for the quarter ended December 31, 2021. The decrease in net income was primarily attributable to a decrease in revenue, higher interest expense as a result of higher outstanding debt compared to the prior period, and an impairment of a non-principal exploration stage royalty interest in the current period.

During the fourth quarter the Company recognized total revenue of $163.0 million, comprised of stream revenue of $108.9 million and royalty revenue of $54.1 million at an average gold price of $1,726 per ounce, an average silver price of $21.17 per ounce and an average copper price of $3.63 per pound. This is compared to total revenue of $168.5 million for the three months ended December 31, 2021, comprised of stream revenue of $110.6 million and royalty revenue of $57.9 million, at an average gold price of $1,795 per ounce, an average silver price of $23.33 per ounce and an average copper price of $4.40 per pound.

The decrease in total revenue resulted primarily from lower sales at Andacollo, Pueblo Viejo and Peñasquito, partially offset by higher gold and copper sales at Mount Milligan and revenue from the newly-acquired royalties at Cortez.

Cost of sales, which excludes depreciation, depletion and amortization, was $25.0 million for the fourth quarter, in line with $25.1 million for the three months ended December 31, 2021. Cost of sales is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $8.8 million for the fourth quarter, from $8.0 million for the three months ended December 31, 2021. The increase was primarily due to an increase in employee-related costs including non-cash compensation expense.

Depreciation, depletion and amortization was $49.2 million for the fourth quarter, in line with $49.1 million for the three months ended December 31, 2021. The gold and copper depletion rates on the Mount Milligan stream as of September 30, 2022 decreased to $416 per ounce of gold and $1.06 per pound of copper as a result of the increase to proven and probable reserves in the updated Mount Milligan life of mine plan. The decrease was offset by additional depletion from Khoemacau and the recently acquired Rio Tinto and Idaho royalties.

Interest and other expense increased to $6.1 million for the fourth quarter, from $0.9 million for the three months ended December 30, 2021. The increase was primarily attributable to increased interest expense as a result of higher interest rates and an increase in the average amounts outstanding under the revolving credit facility when compared to the prior period.

For the fourth quarter the Company recorded an income tax expense of $12.6 million, compared with income tax expense of $14.0 million for the three months ended December 30, 2021. The income tax expense resulted in an effective tax rate of 18.2% in the current period, compared with 17.0% for the three months ended December 30, 2021.

Net cash provided by operating activities totaled $101.0 million for the fourth quarter, compared to $118.9 million for the prior year period. The decrease was primarily due to a lower contribution from the royalty segment in the current period.

Net cash used in investing activities totaled $206.4 million for the fourth quarter, compared to $15.4 million for the prior year period. The increase was primarily due to the Idaho Royalty acquisition.

Net cash provided by financing activities totaled $101.7 million for the fourth quarter, compared to net cash used in financing activities of $120.2 million for the prior year period. The change was due to an increase in the net borrowings under the revolving credit facility to help fund the Idaho Royalty during the current period

During the fourth quarter, liquidity needs were met from $101.0 million in net cash provided by operating activities and available cash resources, including $125 million of net borrowing under the revolving credit facility.

Other Corporate Updates

Total Available Liquidity of Approximately $550 Million

As of December 31, 2022, total liquidity was $547 million, consisting of working capital of $122 million and $425 million available under the revolving credit facility.

The total amount drawn on the revolving credit facility was $575 million at December 31, 2022. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, the Company expects to repay this outstanding balance from future cash flow, which is estimated to be around mid-2024 at current metal prices and absent further acquisitions.

Adjustment to Principal Properties

Royal Gold management periodically reviews the materiality of individual royalty and stream interests within the portfolio. Upon review at the end of 2022, it was determined that the Wassa gold stream does not meet certain criteria for materiality and it was removed from the list of Principal Properties, leaving six material stream and royalty interests: Andacollo, Cortez, Khoemacau, Mount Milligan, Peñasquito and Pueblo Viejo. Wassa remains an important asset to Royal Gold, but its relative contribution is expected to be reduced given recent additions to the portfolio.

Outlook for 2023

Royal Gold expects stream segment sales of 54,000 to 59,000 GEOs for the quarter ended March 31, 2023, and expects to issue guidance for 2023 GEO sales, depreciation, depletion and amortization expense, and effective tax rate early in the second quarter of 2023.

Royal Gold has no other significant additional financing commitments.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters ended December 31, 2021 and December 31, 2022, and the calendar years 2021 and 2022. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2022 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported by the operators at these properties can be found on Table 3. Stream segment purchases and sales for the three and twelve month periods ended December 31, 2021 and December 31, 2022 and inventories for December 31, 2021 and December 31, 2022 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during 2022 compared to 2021 are detailed in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on February 16, 2023.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2022, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter and 2022 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	308837

Note: Management’s conference call reviewing the fourth quarter and 2022 results will be held on Thursday, February 16, 2023, at 12:00 pm Eastern	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: the strengths of our business model; our long-term strategy; our expected financial performance and outlook, including sales volume, revenue, expenses or tax rates; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, mineral resources and reserves, and development; repayment of our outstanding debt balance; the benefits of acquisitions; the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo; expected stream segment sales for the quarter ended March 31, 2023; type and timing of 2023 guidance; and the usefulness and importance of non-GAAP financial measures.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including inaccuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources (including updated mineral reserve and resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to public health crises; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; effects of global and regional economic and market conditions, including as a result of government policies, war, natural disasters, and public health issues; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; the risk of litigation related to acquisitions; the diversion of management time from ongoing business operations due to acquisition-related issues; the volatility in commodity price for gold; public health crises, such as pandemics and epidemics, and any related government policies and actions; scrutiny and increased regulation of non-GAAP financial measures; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Fourth Quarter and Calendar Year 2022 and 2021
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended		The Year Ended
			December 31,		December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2022	2021	2022	2021
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$50,947	$42,054	$180,543	$173,114
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	8,484	9,460	31,826	37,079
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$21,631	$25,760	$85,863	$109,716
Andacollo	Gold	100% of payable gold	7,782	16,474	47,347	68,965
Xavantina	Gold	25% of gold produced	4,932	3,334	18,427	7,746
Africa
Wassa	Gold	10.5% of payable gold	$8,312	$7,659	$31,152	$31,594
Khoemacau	Silver	100% of payable silver	6,145	4,989	18,786	5,096
Prestea and Bogoso	Gold	5.5% of payable gold	697	901	3,849	3,008
Total stream revenue			$108,930	$110,631	$417,793	$436,318
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$3,948	$4,980	14,450	18,682
Red Chris	Gold, copper	1.0% NSR	-	-	3,432	-
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	1,012	1,496	4,689	7,526
LaRonde Zone 5	Gold	2.0% NSR	642	500	2,486	2,169
Williams	Gold	0.97% NSR	184	250	882	2,278
Other-Canada	Various	Various	48	127	1,271	1,314
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$18,381	$16,667	$47,769	$56,116
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	2,790	-	2,790	-
Robinson	Gold, copper	3.0% NSR	3,358	3,018	11,659	13,280
Marigold	Gold	2.0% NSR	1,439	2,021	6,061	8,284
Leeville	Gold	1.8% NSR	963	3,026	4,004	5,117
Goldstrike	Gold	0.9% NSR	734	821	3,117	3,045
Wharf	Gold	0.0%-2.0% sliding-scale GSR	628	696	2,485	3,224
Other-United States	Various	Various	733	718	3,757	2,803
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$11,397	$14,220	$43,165	$52,959
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,075	2,211	9,223	10,359
El Limon	Gold	3.0% NSR	1,293	1,418	5,705	4,874
Other-Latin America	Various	Various	130	535	1,203	1,061
Africa
Other-Africa	Various	Various	$-	$505	$316	$2,414
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,478	$1,764	$6,172	$9,576
Gwalia Deeps	Gold	1.5% NSR	832	1,112	4,059	4,636
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	654	876	2,952	3,539
Other-Australia	Various	Various	1,062	504	2,489	2,033
Europe
Las Cruces	Copper	1.5% NSR (copper)	$269	$425	$1,277	$1,961
Total royalty revenue			$54,050	$57,890	$185,413	$217,250
Total revenue			$162,980	$168,521	$603,206	$653,568

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Dec. 31, 2022		Sep. 30, 2022		Jun. 30, 2022		Mar. 31, 2022		Dec. 31, 2021
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	20,200	oz	18,200	oz	15,500	oz	13,900	oz	16,700	oz
		18.75% of payable copper	Copper	4.5	Mlb	2.7	Mlb	4.0	Mlb	3.6	Mlb	2.7	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	8,900	oz	8,600	oz	7,100	oz	8,600	oz	9,200	oz
		75% of Barrick's interest in payable silver[3]	Silver	302,400	oz	307,100	oz	274,500	oz	316,000	oz	396,500	oz
Andacollo	Teck	100% of payable gold	Gold	4,600	oz	6,800	oz	6,300	oz	8,400	oz	9,100	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	307,300	oz	255,900	oz	221,800	oz	102,700	oz	214,600	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	164,300	oz	144,300	oz	130,600	oz	133,400	oz	179,100	oz
			Silver	7.1	Moz	6.8	Moz	8.1	Moz	7.7	Moz	8.3	Moz
			Lead	40.3	Mlb	29.6	Mlb	35.0	Mlb	41.9	Mlb	39.4	Mlb
			Zinc	83.5	Mlb	84.6	Mlb	84.9	Mlb	120.1	Mlb	114.0	Mlb
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	109,200	oz	36,600	oz	52,000	oz	102,000	oz	120,000	oz
	Nevada Gold Mines LLC	0.45%-2.2% GSR on CC Zone[4]	Gold	114,000	oz	NA	oz	NA	oz	NA	oz	NA	oz

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of metal sales subject to the Company’s stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2022 Operator's Production			Calendar Year 2022 Operator's Production
	Estimate(1)			Actual(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	36,000			25,900
Mount Milligan(4)	190,000 - 210,000			189,200
Copper			70 - 80 M			74 M
Pueblo Viejo(5)	400,000 - 440,000	N/A		428,000	N/A
Khoemacau(6)		N/A			N/A
Royalty:
Cortez(7)	280,000			300,000
Peñasquito(8)	475,000	29 M		440,000	23.3 M
Lead			150 M			112 M
Zinc			350 M			297 M

1	Production estimates received from the operators are for calendar 2022. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2022 through December 31, 2022, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production and are not reduced to show the production attributable to the Company’s interests.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures for Khoemacau are not available through the ramp-up period.
7	The estimated and actual production figures for Cortez represent the Cortez Legacy Zone area only.
8	The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate. Actual production figures are for the period January 1, 2022 through September 30, 2022.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2022		December 31, 2021		December 31, 2022	December 31, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	16,700	20,200	17,800	16,700	5,200	4,100
Pueblo Viejo	7,900	8,900	8,600	9,200	7,900	8,600
Andacollo	8,400	4,700	9,200	9,100	3,800	2,200
Other	11,300	12,200	9,900	10,600	4,100	3,800
Total	44,300	46,000	45,500	45,600	21,000	18,700

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2022		December 31, 2021		December 31, 2022	December 31, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	337,900	319,100	316,000	396,500	337,800	316,000
Khoemacau	298,700	307,300	155,300	214,600	105,900	42,000
Other	68,000	80,100	95,200	104,000	17,500	34,300
Total	704,600	706,500	566,500	715,100	461,200	392,300

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2022		December 31, 2021		December 31, 2022	December 31, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.6	4.5	3.7	2.7	0.9	0.9

	Year Ended		Year Ended
	December 31, 2022		December 31, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	68,900	67,800	61,600	61,400
Pueblo Viejo	32,500	33,200	38,700	40,600
Andacollo	27,700	26,200	37,600	38,100
Other	44,600	44,300	38,000	38,300
Total	173,700	171,500	175,900	178,400

	Year Ended		Year Ended
	December 31, 2022		December 31, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Pueblo Viejo	1,238,600	1,216,700	1,346,500	1,448,600
Khoemacau	951,500	887,700	261,100	219,100
Other	238,600	255,400	375,700	407,700
Total	2,428,700	2,359,800	1,983,300	2,075,400

	Year Ended		Year Ended
	December 31, 2022		December 31, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	14.8	14.8	14.9	14.9

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31, 2022	December 31, 2021
ASSETS
Cash and equivalents	$118,586	$143,551
Royalty receivables	49,405	54,088
Income tax receivable	3,066	4,915
Stream inventory	12,656	11,607
Prepaid expenses and other	2,120	1,835
Total current assets	185,833	215,996
Stream and royalty interests, net	3,237,402	2,443,752
Other assets	111,287	97,284
Total assets	$3,534,522	$2,757,032
LIABILITIES
Accounts payable	$6,686	$6,475
Dividends payable	24,627	22,966
Income tax payable	16,065	19,070
Other current liabilities	16,209	12,917
Total current liabilities	63,587	61,428
Debt	571,572	—
Deferred tax liabilities	138,156	87,705
Other liabilities	7,738	6,688
Total liabilities	781,053	155,821
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,592,597 and 65,564,364 shares outstanding, respectfully	656	656
Additional paid-in capital	2,213,123	2,206,159
Accumulated earnings	527,314	381,929
Total Royal Gold stockholders’ equity	2,741,093	2,588,744
Non-controlling interests	12,376	12,467
Total equity	2,753,469	2,601,211
Total liabilities and equity	$3,534,522	$2,757,032

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue	$162,980	$168,521	$603,206	$653,568
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	24,972	25,100	94,642	98,467
General and administrative	8,815	8,034	34,612	29,306
Production taxes	2,256	2,357	7,021	8,399
Depreciation, depletion and amortization	49,196	49,074	178,935	189,009
Impairment of royalty interests	4,287	—	4,287	—
Total costs and expenses	89,526	84,565	319,497	325,181
Operating income	73,454	83,956	283,709	328,387
Fair value changes in equity securities	(282)	(1,525)	(1,503)	2,510
Interest and other income	2,167	792	7,832	3,019
Interest and other expense	(6,060)	(880)	(17,170)	(5,753)
Income before income taxes	69,279	82,343	272,868	328,163
Income tax expense	(12,579)	(13,981)	(32,926)	(53,223)
Net income and comprehensive income	56,700	68,362	239,942	274,940
Net income and comprehensive income attributable to non-controlling interests	(327)	(199)	(960)	(898)
Net income and comprehensive income attributable to Royal Gold common stockholders	$56,373	$68,163	$238,982	$274,042
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.86	$1.04	$3.64	$4.17
Basic weighted average shares outstanding	65,592,597	65,564,065	65,576,995	65,552,586
Diluted earnings per share	$0.86	$1.04	$3.63	$4.17
Diluted weighted average shares outstanding	65,663,227	65,621,025	65,661,748	65,624,007
Cash dividends declared per common share	$0.375	$0.350	$1.425	$1.250

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		For The Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income and comprehensive income	$56,700	$68,362	$239,942	$274,940
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	49,196	49,074	178,935	189,009
Non-cash employee stock compensation expense	1,779	1,715	8,411	6,056
Fair value changes in equity securities	282	1,526	1,503	(2,510)
Deferred tax (benefit) expense	(2,079)	2,906	(19,836)	11,371
Impairment of royalty interests	4,287	—	4,287	—
Other	245	245	979	1,663
Changes in assets and liabilities:
Royalty receivables	(20,929)	(1,128)	4,683	(9,771)
Stream inventory	1,034	614	(1,049)	2,292
Income tax receivable	11,990	(835)	1,849	4,023
Prepaid expenses and other assets	(835)	(348)	(3,908)	(1,956)
Accounts payable	(646)	1,003	211	3,862
Income tax payable	(5,651)	(4,863)	(3,005)	(4,248)
Uncertain tax positions	—	(890)	—	(13,268)
Other liabilities	5,653	1,517	4,343	406
Net cash provided by operating activities	$101,026	$118,898	$417,345	$461,869
Cash flows from investing activities:
Acquisition of stream and royalty interests	(206,326)	(16,066)	(922,155)	(400,381)
Khoemacau subordinated debt facility	—	—	—	(25,000)
Proceeds from sale of equity securities	—	—	—	8,651
Other	(45)	669	(721)	(241)
Net cash used in investing activities	$(206,371)	$(15,397)	$(922,876)	$(416,971)
Cash flows from financing activities:
Repayment of debt	(75,000)	(100,000)	(125,000)	(300,000)
Borrowings from revolving credit facility	200,000	—	700,000	100,000
Net payments from issuance of common stock	(9)	(12)	(1,447)	(971)
Common stock dividends	(22,987)	(19,692)	(91,925)	(78,738)
Other	(311)	(454)	(1,062)	(3,497)
Net cash provided by (used in) financing activities	$101,693	$(120,158)	$480,566	$(283,206)
Net decrease in cash and equivalents	(3,652)	(16,657)	(24,965)	(238,308)
Cash and equivalents at beginning of period	122,238	160,208	143,551	381,859
Cash and equivalents at end of period	$118,586	$143,551	$118,586	$143,551

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, Adjusted EBITDA margin, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended		The Year Ended
	December 31,		December 31,
(amounts in thousands)	2022	2021	2022	2021
Net income and comprehensive income	$56,700	$68,362	$239,942	$274,940
Depreciation, depletion and amortization	49,196	49,074	178,935	189,009
Non-cash employee stock compensation	1,779	1,715	8,411	6,056
Impairment of royalty interests	4,287	—	4,287	—
Fair value changes in equity securities	282	1,526	1,503	(2,510)
Interest and other, net	3,893	88	9,338	2,734
Income tax expense	12,579	13,980	32,926	53,223
Non-controlling interests in operating income of consolidated subsidiaries	(327)	(199)	(960)	(898)
Adjusted EBITDA	$128,389	$134,546	$474,381	$522,554
Net income margin	35%	41%	40%	42%
Adjusted EBITDA margin	79%	80%	79%	80%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2022	2022	2022	2022
Net income and comprehensive income	$56,700	$45,933	$71,345	$65,962
Depreciation, depletion and amortization	49,196	37,761	43,989	47,988
Non-cash employee stock compensation	1,779	2,090	2,418	2,124
Impairment of royalty interests	4,287	—	—	—
Fair value changes in equity securities	282	(356)	2,191	(613)
Interest and other, net	3,893	5,243	280	(77)
Income tax expense (benefit)	12,579	10,954	(5,911)	15,304
Non-controlling interests in operating income of consolidated subsidiaries	(327)	(141)	(205)	(287)
Adjusted EBITDA	$128,389	$101,484	$114,107	$130,401
Net income margin	35%	35%	49%	41%
Adjusted EBITDA margin	79%	77%	78%	80%

TTM adjusted EBITDA	$474,381

Debt	$571,572
Debt issuance costs	3,428
Cash and equivalents	(118,586)
Net (cash) debt	$456,414

TTM adjusted EBITDA	$474,381
Net debt to TTM adjusted EBITDA	0.96x

Cash G&A:

	Three Months Ended		The Year Ended
	December 31,		December 31,
(amounts in thousands)	2022	2021	2022	2021
General and administrative expense	$8,815	$8,034	$34,612	$29,306
Non-cash employee stock compensation	(1,779)	(1,715)	(8,411)	(6,056)
Cash G&A	$7,036	$6,319	$26,201	$23,250

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2022	2022	2022	2022
General and administrative expense	$8,815	$7,554	$9,312	$8,931
Non-cash employee stock compensation	(1,779)	(2,090)	(2,418)	(2,124)
Cash G&A	$7,036	$5,464	$6,894	$6,807

TTM cash G&A	$26,201

Adjusted net income and adjusted net income per share:

	Three Months Ended		The Year Ended
	December 31,		December 31,
(amounts in thousands, except per share data)	2022	2021	2022	2021
Net income and comprehensive income attributable to Royal Gold common stockholders	$56,373	$68,163	$238,982	$274,042
Fair value changes in equity securities	282	1,526	1,503	(2,509)
Impairment of royalty interests	4,287	—	4,287	—
Discrete tax benefits	—	(45)	(18,755)	(8,931)
Great Bear Royalty acquisition foreign currency loss	—	—	2,147	—
Tax effect of adjustments	(1,211)	(404)	(2,103)	579
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	59,731	69,240	$226,061	$263,181

Net income attributable to Royal Gold common stockholders per diluted share	$0.86	$1.04	3.63	4.17
Fair value changes in equity securities	—	0.02	0.02	(0.04)
Impairment of royalty interests	0.07	—	0.07	—
Discrete tax benefits	—	—	(0.29)	(0.14)
Great Bear Royalty acquisition foreign currency loss	—	—	0.03	—
Tax effect of adjustments	(0.02)	(0.01)	(0.03)	0.01
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.91	$1.05	$3.43	$4.00

Free cash flow:

	Three Months Ended		The Year Ended
	December 31,		December 31,
(amounts in thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$101,026	$118,898	$417,345	$461,869
Acquisition of stream and royalty interests	(206,326)	(16,066)	(922,155)	(400,381)
Free cash flow	$(105,300)	$102,832	$(504,810)	$61,488

Net cash used in investing activities	$(206,371)	$(15,397)	$(922,876)	$(416,971)
Net cash provided by (used in) financing activities	$101,693	$(120,158)	$480,566	$(283,206)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.